Exhibit 99

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Bill Seymour, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6122 or bill.seymour@bestbuy.com

Lisa Hawks, Director, Public Relations	Andrew Lacko, Senior Director, Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Best Buy’s Second Quarter Diluted EPS grows 62% year-over-year to $0.60

Company significantly increased operating margin in the quarter

Company completed share repurchases totaling $700 million during the first fiscal half

Fiscal 2011 diluted EPS guidance increased to $3.55 to $3.70

Second-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	August 28, 2010	August 29, 2009
Revenue	$11,339	$11,022
Comparable store sales % change[1]	(0.1)%	(3.9)%
Gross profit as % of revenue	25.7%	24.4%
SG&A as % of revenue	22.1%	21.8%
Operating income	$411	$280
Operating income as % of revenue	3.6%	2.5%
Net earnings	$254	$158
Diluted EPS	$0.60	$0.37

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

Fiscal Second Quarter 2011 Company Highlights:

•                  Gross margin rate increased 130 basis points year-over-year to 25.7 percent.

•                  SG&A dollar growth slowed sequentially, from the previous quarter, increasing 4 percent year-over-year.

•                  Operating margin increased 110 basis points year-over-year to 3.6 percent.

•                  Diluted EPS increased 62 percent year-over-year to $0.60.

•                  Share repurchases totaled approximately $600 million in the second fiscal quarter (approximately $700 million in shares repurchased for the first fiscal half). The company estimates that the share repurchases completed in the first fiscal half had an approximately 1 cent positive impact to fiscal second quarter’s diluted EPS.

•                  Fiscal 2011 diluted EPS guidance increased by 10 cents to $3.55 to $3.70 to reflect impact of share repurchases completed in the first fiscal half (the new guidance range excludes the impact of potential share repurchases that may be completed in the second fiscal half).

MINNEAPOLIS, September 14, 2010 — Best Buy Co., Inc. (NYSE: BBY), the world’s leading retailer of consumer electronics, today reported net earnings of $254 million, or $0.60 per diluted share, for its fiscal second quarter ended August 28, 2010, compared with $158 million, or $0.37 per diluted share, for the prior-year period, up 61% and 62%, respectively.

“We’re still in the early stages of our Connected World strategy, but this quarter’s results give me continued confidence that we’re making progress in driving value through growth in connections for our customers, vendors and shareholders,” said Brian Dunn, CEO of Best Buy. “I want to thank our employees for delivering these strong results — especially a significant expansion in operating margin and earnings growth in a quarter with constrained consumer spending.”

Company Reports Significant Operating Margin Improvement and Strong Earnings Growth

During the second fiscal quarter of 2011, Best Buy’s revenue increased 3 percent to $11.3 billion, compared with revenue of $11.0 billion for the second fiscal quarter of 2010. The increase reflected the impact of net new stores in the past 12 months and essentially flat comparable store sales. The Domestic segment’s fiscal second quarter revenue totaled $8.4 billion, an increase of 2 percent versus the prior-year period. This increase was driven by the addition of net new stores, partially offset by a comparable store sales decline of 1 percent. The comparable store sales results were driven primarily by a decline in customer traffic, partially offset by an increase in average ticket. The Domestic segment experienced a low double-digit comparable store sales increase in mobile phones, a high single-digit comparable store sales increase in appliances and a mid single-digit comparable store sales increase in mobile computers, which includes tablet computers. These gains were more than offset by comparable store sales decreases in TVs and entertainment hardware and software. The company noted that the low-double digit comparable store sales decline in TVs was driven by a low double-digit decline in unit sales and moderating price declines. The decline in TV unit sales was driven primarily by weaker overall consumer demand in the TV industry as well as the digital conversion that occurred during the second quarter of fiscal 2010. The company also noted that its online revenue increased approximately 16 percent in the second fiscal quarter versus the prior-year period.

The company believes that its domestic market share declined 50 basis points versus the comparable period last year for the three months ended July 2010.  The decline was primarily driven by the impact of lost traffic associated with constrained inventory during the initial iPad launch which adversely impacted traditional mobile computing traffic, the continued decline in entertainment software and moderating market share gains in home theater due to last year’s digital conversion.  The company noted that it continues to expect to increase its market share for the full fiscal year.

The International segment’s fiscal second quarter revenue totaled $2.9 billion, an increase of 6 percent versus the prior-year period. The revenue gain was driven primarily by a 4 percent increase in comparable store sales and the impact of net new stores in the past 12 months. Best Buy Europe reported a comparable store sales gain of approximately 4 percent for the fiscal second quarter on strong demand for smart phones. China reported a comparable store sales gain of approximately 20 percent in the fiscal second quarter as the Five Star brand continued to benefit from growth in consumer spending and government stimulus programs which the company will begin to anniversary in the second half of the fiscal year. Canada reported a comparable store sales decline of approximately 1 percent in the fiscal second quarter on soft consumer spending.

Best Buy reported that gross profit dollars increased significantly faster than revenue, growing 9 percent in the fiscal second quarter versus the prior-year period. The company’s gross profit rate for the fiscal second quarter was 25.7 percent of revenue, an increase of 130 basis points when compared to the second quarter of fiscal 2010. The Domestic segment gross profit rate for the fiscal second quarter was 25.8 percent, compared to 24.3 percent for the prior-year period. The 150 basis point year-over-year increase in the gross profit rate was due primarily to the growth and improved gross profit rate of Best Buy Mobile and continued lower promotional and loyalty program costs driven by changes in key categories like home theater, portable electronics and appliances. Consistent with the first quarter, the classification of certain vendor support dollars from selling, general and administrative expense (SG&A) also contributed to the margin rate gain. The International segment gross profit rate for the fiscal second quarter was 25.6 percent, compared to 24.5 percent for the prior-year period. The 110 basis point year-over-year increase was driven by strength in Canada due to promotion effectiveness in several key back-to-school programs and strong store execution and a higher post-pay mix of sales in Best Buy Europe.

The company’s SG&A rate for the fiscal second quarter was 22.1 percent of revenue, an increase of 30 basis points when compared to the prior-year period. The rate increase was driven primarily by lower sales leverage partially offset by reduced spending. SG&A dollar growth was driven primarily by the addition of new stores. The company noted, as expected, that its fiscal second quarter SG&A dollar growth rate of 4 percent declined sequentially versus its fiscal first quarter SG&A dollar growth rate of 12 percent.

During the second quarter of fiscal 2011, Best Buy’s operating income increased 47 percent to $411 million compared with operating income of $280 million in the prior-year period. The Domestic segment reported fiscal second quarter operating income of $407 million, an increase of 29 percent when compared with operating income in the prior-year period. The International segment generated operating income of $4 million for the fiscal second quarter, an increase of $39 million when compared with the prior-year period operating loss. The company noted that its International operating income improved in Canada, Best Buy Europe and the Five Star business in China when compared to the prior-year period.

For the fiscal second quarter, the company recorded an effective income tax rate of 36.1 percent. The rate reflected a less significant effect of foreign losses compared to the prior year and the tax favorable attributes resulting from the previously announced sale of the company’s Speakeasy business which was completed during the quarter. The company continues to anticipate that its annual effective income tax rate will fall in the original guidance range of 38.0 to 38.5 percent.

Connected World Initiatives

The company continues to advance its strategy to sell more mobile phone, broadband and TV connections to customers through the evolution of its selling model supported by the completion of various in-store projects. During the fiscal second quarter, the company improved the home theater and mobile computing experiences in its stores in an effort to better demonstrate and educate customers how technology can empower them to connect to the content, networks and people they care most about — anywhere, at any time, on any device. The company increased sales from connection solutions and attached connections at a low double-digit rate for customers purchasing connectable devices such as mobile phones, computers, and TVs during the fiscal second quarter. The company noted that the growth in connections drove a meaningful increase in its Domestic gross profit dollar growth for the quarter. While Best Buy Mobile comprises the largest share of the company’s current connections business, its mobile computing and TV categories experienced strong connections growth during the quarter. The company also noted that its connections business is a significant component of its future growth strategy and the company believes that it has the potential to significantly enhance the company’s operating margin.

Stock Repurchase and Dividend

During the second quarter of fiscal 2011, the company repurchased approximately $600 million, or 17 million shares of its common stock at an average price of $34 per share. For the first half of fiscal 2011, the company repurchased approximately $700 million, or 20 million shares of its common stock at an average price of $36 per share. The company also noted that it has $1.8 billion remaining capacity under its $5.5 billion share repurchase authorization. On July 27, 2010, the company paid a dividend of 14 cents per common share, or $58 million in the aggregate.

Fiscal 2011 Annual Guidance Increased

“We have focused our efforts on improving operating margins and driving profitable growth in the business and are pleased with the progress we have made fiscal year-to-date in a challenging consumer spending environment,” said Jim Muehlbauer, Best Buy’s executive vice president and CFO. “Based on the strong operating margin performance in the first half and share repurchases made year-to-date through the fiscal second quarter, we are raising our earnings per share guidance by 10 cents to $3.55 to $3.70.”

Based on the performance to date and the company’s outlook for the year, guidance for the fiscal year ending on Feb. 26, 2011, includes the following assumptions:

•                  Revenue of approximately $52 billion, a year-over-year increase of 5 percent.

•                  Full-year comparable store sales increase of 1 percent to 2 percent.

•                  SG&A dollar year-over-year spend increase of approximately 6 percent.

•                  Operating income rate improvement of 40-to-55 basis points. Domestic segment operating income rate to improve at the high-end of this range.

•                  Earnings per diluted share of $3.55 to $3.70 which includes an estimated $0.10 cent favorable impact due to the share repurchases completed fiscal year-to-date and represents a 13 percent to 17 percent increase versus fiscal 2010’s adjusted diluted EPS. The company noted that the earnings per share guidance continues to exclude the impact of potential share repurchases that may be completed in the second half of fiscal 2011.

More details regarding Best Buy’s fiscal 2011 guidance is available on the company’s Web site at www.bby.com under “Investor Relations.” More details regarding historical store counts and square footage are available on the company’s Web site at www.bby.com under “Investor Relations.” Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on September 14, 2010. The call is expected to be available on its Web site www.bby.com both live and after the call. The public may access the call by clicking on “Investor Relations.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 28, 2010. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China, Mexico and Turkey, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $49 billion in annual revenue and includes brands such as Best Buy, Audiovisions, Best Buy Mobile, The Carphone Warehouse, Five Star, Future Shop, Geek Squad, Magnolia Audio Video, Napster, Pacific Sales, and The Phone House. Approximately 180,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2010, the company donated $25.2 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bby.com.

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	August 28, 2010	August 29, 2009	August 28, 2010	August 29, 2009
Revenue	$11,339	$11,022	$22,126	$21,117
Cost of goods sold	8,421	8,338	16,415	15,876
Gross profit	2,918	2,684	5,711	5,241
Gross profit %	25.7%	24.4%	25.8%	24.8%
Selling, general and administrative expenses	2,507	2,404	4,987	4,613
SG&A %	22.1%	21.8%	22.5%	21.8%
Restructuring charges	—	—	—	52
Operating income	411	280	724	576
Operating income %	3.6%	2.5%	3.3%	2.7%
Other income (expense)
Investment income and other	13	18	25	27
Interest expense	(21)	(22)	(44)	(45)
Earnings before income taxes and equity in earnings of affiliates	403	276	705	558
Income tax expense	146	119	267	245
Effective tax rate	36.1%	42.8%	37.9%	43.9%
Equity in earnings of affiliates	—	—	—	—
Net earnings including noncontrolling interests	257	157	438	313
Net (earnings) loss attributable to noncontrolling interests	(3)	1	(29)	(2)
Net earnings attributable to Best Buy Co., Inc.	$254	$158	$409	$311

Earnings per share attributable to Best Buy Co., Inc.
Basic	$0.61	$0.38	$0.98	$0.75
Diluted[1]	$0.60	$0.37	$0.96	$0.74

Dividends declared per common share	$0.14	$0.14	$0.28	$0.27

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	413.5	416.5	416.9	415.8
Diluted[1]	423.6	427.0	427.7	426.2

1                  The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 for both the three months ended August 28, 2010 and August 29, 2009, respectively, and $2.9 for both the six months ended August 28, 2010 and August 29, 2009, respectively.

 –Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	August 28,	August 29,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$843	$668
Short-term investments	2	93
Receivables	1,720	1,770
Merchandise inventories	6,346	5,738
Other current assets	1,048	1,035
Total current assets	9,959	9,304
Property & equipment, net	3,915	4,162
Goodwill	2,365	2,442
Tradenames, net	147	168
Customer relationships, net	227	318
Equity and other investments	293	334
Other assets	456	463
TOTAL ASSETS	$17,362	$17,191

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,573	$5,407
Accrued liabilities	2,483	2,421
Short-term debt	383	1,091
Current portion of long-term debt	32	45
Total current liabilities	8,471	8,964
Long-term liabilities	1,181	1,217
Long-term debt	1,088	1,111
Shareholders’ equity	6,622	5,899
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$17,362	$17,191

Segment Results and Revenue Mix

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Aug. 28, 2010	Aug. 29, 2009	Aug. 28, 2010	Aug. 29, 2009
Revenue	$8,436	$8,274	$16,359	$15,799
Comparable store sales % change[1]	(1.4)%	(3.1)%	0.1%	(4.0)%
Gross profit as % of revenue	25.8%	24.3%	25.8%	24.7%
SG&A as % of revenue	21.0%	20.5%	21.5%	20.6%
Operating income	$407	$315	$705	$618
Operating income as % of revenue	4.8%	3.8%	4.3%	3.9%
Adj. operating income[2]	$407	$315	$705	$643
Adj. operating income % of revenue[2]	4.8%	3.8%	4.3%	4.1%

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Aug. 28, 2010	Aug. 29, 2009	Aug. 28, 2010	Aug. 29, 2009
Revenue	$2,903	$2,748	$5,767	$5,318
Comparable store sales % change[1]	4.3%	(8.3)%	5.2%	(10.9)%
Gross profit as % of revenue	25.6%	24.5%	26.0%	25.2%
SG&A as % of revenue	25.5%	25.8%	25.6%	25.5%
Operating income	$4	$(35)	$19	$(42)
Operating income as % of revenue	0.2%	(1.2)%	0.3%	(0.8)%
Adj. operating income (loss)[2]	$4	$(35)	19	$(15)
Adj. operating income (loss) % of revenue[2]	0.2%	(1.2)%	0.3%	(0.3)%

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue  related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2  A reconciliation of operating income to adjusted operating income (in dollars and as a percentage of revenue) for the first six months of fiscal 2010 is presented in the supplemental schedules attached to this news release, titled “Reconciliation of Non-GAAP Financial Measures.”

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	August 28, 2010	August 29, 2009	August 28, 2010	August 29, 2009
Consumer Electronics	36%	38%	(6.7)%	(2.4)%
Home Office	39%	37%	5.7%	7.3%
Entertainment Software	12%	13%	(10.9)%	(23.4)%
Appliances	6%	5%	8.2%	(10.1)%
Services[1]	6%	6%	(0.8)%	(3.7)%
Other	1%	<1%	n/a	n/a
Total	100%	100%	(1.4)%	(3.1)%

1 The services revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	August 28, 2010	August 29, 2009	August 28, 2010	August 29, 2009
Consumer Electronics	19%	19%	(0.5)%	(14.3)%
Home Office	54%	52%	8.5%	(10.0)%
Entertainment Software	5%	5%	(13.9)%	(21.1)%
Appliances	12%	11%	13.2%	11.6%
Services[1]	10%	13%	(5.6)%	10.4%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	4.3%	(8.3)%

1 The services revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.

RECONCILIATION OF  NON-GAAP FINANCIAL MEASURES

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(IN MILLIONS)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying earnings release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

As used in the accompanying earnings release, the company defines adjusted operating income for the period presented as its reported operating  income for that period calculated in accordance with GAAP adjusted to exclude the effects of restructuring charges, which occurred in the first quarter of fiscal 2010.

These non-GAAP financial measures provide the company and investors with an understanding of the company’s operating income adjusted to exclude the effect of the charges described above.  These non-GAAP financial measures assist the company and investors in making a ready comparison of the company’s operating income for its first six months of fiscal 2010, against the company’s results for the respective current year period.

The following table reconciles operating income for the first six months of fiscal 2010 (GAAP financial measures) to adjusted operating income.

	Six Months
	Ended
	Aug 29, 2009
	$	% of Revenue
Domestic
Operating income	$618	3.9%
Restructuring charges	25	0.2%
Adjusted operating income	$643	4.1%

International
Operating income	$(42)	(0.8)%
Restructuring charges	27	0.5%
Adjusted operating income	$(15)	(0.3)%

Enterprise
Operating income	$576	2.7%
Restructuring charges	52	0.3%
Adjusted operating income	$628	3.0%

# # #